Exhibit 99.1

MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Westfield Massachusetts	Contact: John E. Reed
May 15, 2006	(413) 568-9571

Mestek reported today its first quarter 2006 results of operations:

MESTEK INC. (MCC)	EARNINGS DIGEST

Quarter ended March 31:	2006	2005

Revenues from Continuing Operations	$90,781,000	$,84,881,000
Income from Continuing Operations	$226,000	($115,000)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	---	$1,454,000
Net Income	$266,000	$1,339,000

Basic Earnings per Share:
Income from Continuing Operations	$0.03	($0.02)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	---	0.17
Net Income	$0.03	$0.15

Basic Weighted Average Shares Outstanding	8,732,000	8,600,000

Diluted Earnings per Share:
Income from Continuing Operations	$0.03	($0.02)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	---	0.17
Net Income	$0.03	$0.15

Diluted Weighted Average Shares Outstanding	8,732,000	8,652,000

John E Reed, Chairman and CEO, indicated as follows:

While Mestek’s total first quarter profits were down substantially from the first quarter of 2005 those profits attributable to Continuing Operations improved modestly from a small loss in 2005 to a small profit in 2005 on a seven percent (7%) gain in revenues. Mestek’s HVAC business is seasonal in nature with a high percentage of net profits usually occurring in the second half of the year. Mestek is continuing to be challenged by rising and volatile prices of the raw materials it fabricates and the time lag required to pass along the resulting increased costs to its customers.